FOURTH AMENDMENT TO THE
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
NATIONAL CINEMEDIA, LLC
This Fourth Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement (this “Amendment”) of National CineMedia, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of January 23, 2019, by and among each of the parties hereto and amends the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of February 13, 2007 (the “Third Amended Agreement”), as amended by the First Amendment to the Third Amended Agreement, dated as of March 16, 2009 (the “First Amendment”), the Second Amendment to the Third Amended Agreement, dated as of August 6, 2010, and the Third Amendment to the Third Amended Agreement, dated as of September 3, 2013 (the “Third Amendment”, and together with the Third Amended Agreement, the First Amendment and the Second Amendment, the “LLC Agreement”).
RECITALS
WHEREAS, Cinemark Media, Inc., a Delaware corporation (“Cinemark Media”), Cinemark USA, Inc., a Texas corporation (“Cinemark USA” and together with Cinemark Media, the “Cinemark Founding Member”), Regal Cinemedia Holdings, LLC, a Delaware limited liability company (“Regal”), Regal Cinemas, Inc., a Tennessee corporation (“RCI” and together with Regal, the “Regal Founding Member”), and National CineMedia, Inc., a Delaware corporation (“NCM Inc.”) are parties to the LLC Agreement;
WHEREAS, the Cinemark Founding Member, the Regal Founding Member and NCM Inc. desire to amend the LLC Agreement pursuant to the terms and conditions hereof; and
NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 6.2 of the LLC Agreement shall be amended and restated as follows:

“6.2. Certain Tax Matters.
(a) The Company shall make the TEFRA Election for all taxable years of the Company. The “tax matters partner” for purposes of Section 6231(a)(7) of the Code shall be NCM Inc. (the “Tax Matters Member”). The Tax Matters Member shall have all the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. This provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code. All references to Code Sections in this Section 6.2(a) (including in the definition of TEFRA) are to such Sections as they existed prior to the enactment of the Bipartisan Budget Act of 2015, Pub. L No. 114-74. This Section 6.2(a) shall apply only with respect to taxable years of the Company that end on or before December 27, 2018, regardless of the year in which an audit or other tax proceeding with respect to such taxable year may arise.

(b) This Section 6.2(b) shall apply with respect to taxable years of the Company beginning on or after December 28, 2018 (other than with respect to an audit or other tax proceeding for a taxable year described in Section 6.2(a) above). All references to Code Sections in this Section 6.2(b) are to such Code Sections as they existed following the enactment of the Bipartisan Budget Act of 2015, Pub. L No. 114-74, as the same may be amended from time to time. The Company shall make an election under Code Section 6221(b) on its federal income tax return for each taxable year in which the Company is eligible to make such an election. For any taxable year for which the Company does not make such election or the election is otherwise inapplicable:

(i) The Company will designate NCM Inc. as its “partnership representative” within the meaning of Code Section 6223 (and NCM Inc. shall serve in any similar capacity under state, local or foreign law) by making such designation on its respective federal income tax return for each taxable year in which the Company is in existence or otherwise in a manner consistent with the Code and the regulations promulgated thereunder (the “Partnership Representative”). NCM Inc. shall remain the Partnership Representative until it is replaced by a successor Partnership Representative designated by a unanimous vote of the Members in accordance with the procedures set forth in the Code and the regulations promulgated thereunder; provided, however, NCM Inc. (or any successor Partnership Representative) may resign, in its sole discretion, as the Partnership Representative in accordance with the procedures set forth in the Code and the regulations promulgated thereunder. The Partnership Representative (in the case of a Partnership Representative other than an individual) shall further designate an individual to act on behalf of the Partnership Representative (the “Designated Individual”), which Designated Individual may be removed and replaced by the Partnership Representative, in its sole discretion, in a manner consistent with the Code and the regulations promulgated thereunder. Subject to the provisions of this Section 6.2(b), the Partnership Representative shall be authorized to undertake all actions on behalf of the Company specified under Code Sections 6221 through 6231 and the regulations promulgated thereunder.
(ii) If an audit or tax proceeding results in an imputed underpayment under Code Section 6225, then the Partnership Representative shall cause the Company to make an election under Code Section 6226(a) no later than forty five (45) days after the date of the notice of final partnership adjustment. The Partnership Representative shall cause the Company to furnish to each Member for any portion of the year or years audited a statement reflecting the Member’s allocable share of the adjusted items as determined in the notice of final partnership adjustment and each such Member shall take such adjustments into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax or additional amount.
(iii) The Partnership Representative shall inform each Member of all material matters that may come to its attention in its capacity as the Partnership Representative in connection with an audit or other proceeding involving the Internal Revenue Service or other applicable taxing authority, by giving notice thereof within ten (10) days after becoming aware of such material matter and, within such time, shall forward to each Member copies of all material written communications it may receive in such capacity. The Members shall have the right to review and comment on any material submissions to the Internal Revenue Service or other taxing authority, which the Partnership Representative shall deliver in draft form to the Members no later than ten

(10) days prior to the due date for such submission, and the Partnership Representative shall consider in good faith any comments provided by the Members with respect to such submissions, provided that such comments are delivered to the Partnership Representative at least five (5) days prior to the due date for such submission. The Members shall have the right, subject to applicable law and any limitations imposed by the Internal Revenue Service or other taxing authority, to attend and jointly participate in any material meetings or conferences with the Internal Revenue Service or other applicable taxing authority at their own expense. Prior to undertaking any material action (other than an action expressly provided for hereunder) in connection with any such audit or other proceeding, as determined by the Partnership Representative in its good faith discretion, the Partnership Representative shall deliver written notification to the Members of its proposed course of action (the “Notification of Proposed Action”), which Notification of Proposed Action shall be delivered to the Members no later than ten (10) days prior to the date for undertaking such action. Within five (5) days of the receipt of the Notification of Proposed Action by the Members, the Members shall vote on whether to approve such action as proposed by the Partnership Representative or to approve an alternative course of action proposed by the Members. For purposes of the preceding sentence, approval shall mean: (A) for so long as the Company has four Members, an affirmative vote of NCM Inc. and two of the other three Members or (B) at any time in which the Company has three Members, an affirmative vote of NCM Inc. and one of the other two Members. If the Members fail to timely vote on such matter, or if the proposed course of action set forth in the Notification of Proposed Action and any alternative course of action proposed by the Members fails to obtain approval by the requisite voting threshold described above, then the Partnership Representative shall be entitled to take such action as it reasonably determines in good faith to be in the best interest of the Members, taking into account the potential impact to each Member, the Interest of each Member and all other factors deemed to be relevant by the Partnership Representative.

(iv) Each Member agrees to cooperate with reasonable requests by the Partnership Representative for information regarding such Member as may be necessary or appropriate in connection with any tax audit or related proceeding, and to provide such information (which may be freely disclosed to the Internal Revenue Service or other relevant taxing authorities) that is either (a) related to such Member’s investment in the Company if such information can be obtained or prepared by such Member using commercially reasonable efforts or (b) unrelated to such Member’s investment in the Company if the Member elects, in its sole discretion, to provide such information, which shall be deemed to be the Confidential Information of such Member.
(v) All reasonable costs and expenses incurred by the Partnership Representative in its capacity as such during the course of an audit or other tax proceeding shall be borne pro rata by the Members in accordance with their Interest.”

2.	The introductory clause to Section 10.3 of the LLC Agreement shall be deleted and replaced with the following:
“During the term of this Agreement, and for a period of three years after the earlier of (x) the dissolution of the Company and the termination of this Agreement or (y) the date upon which such Member ceases to be a Member of the Company:”

3.
No Other Changes. Except as expressly modified hereby, all terms, conditions and provisions of the LLC Agreement shall continue in full force and effect. This Amendment shall be deemed to be and construed as part of the LLC Agreement, and the LLC Agreement shall be deemed to be and be construed as part of this Amendment; provided, however, that in the event of any inconsistency or conflict between the LLC Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

4.
Counterparts. This Amendment may be executed in one or more counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. The parties agree that this Amendment shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page hereof to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment or caused this Amendment to be executed on its behalf as of the date first written above.

CINEMARK MEDIA, INC.

By:	/s/ Michael Cavalier
Name:	Michael Cavalier

Title:	Executive Vice President - General Counsel

CINEMARK USA, INC.

By:	/s/ Michael Cavalier
Name:	Michael Cavalier

Title:	Executive Vice President - General Counsel

REGAL CINEMEDIA HOLDINGS, LLC

By:	/s/ Vincent Fusco
Name:	Vincent Fusco

Title:	Senior Vice President

REGAL CINEMAS, INC.

By:	/s/ Vincent Fusco
Name:	Vincent Fusco

Title:	Senior Vice President

NATIONAL CINEMEDIA, INC.

By:	/s/Clifford E. Marks
Name:	Clifford E. Marks

Title:	Interim Chief Executive Officer and President